FREE WRITING PROSPECTUS Dated October 7, 2015	Filed Pursuant to Rule 433 Registration No. 333- 200857 Registration No. 333- 200857-02

★PXG DETAILS★ $1BLN+ WOART 2015-B (PRIME AUTO LOAN)

Joint-Leads: J.P. Morgan (struc), BAML, Barclays, MUFG

Co-Managers: BB&T, Comerica, Regions, Wells Fargo

CL	AMT($MM)	S&P/F	WAL	E.FNL	L.FNL	PXD	YLD	CPN	$PX
A-1	216.000	A-1+/F1+	0.25	04/16	10/16	0.41%	0.410	0.41	100.00000
A-2a*\	280.000	AAA/AAA	1.28	12/17	07/19	EDSF+40	0.969	0.96	99.99106
A-2b*/	133.000	AAA/AAA	1.28	12/17	07/19	1ML+40			100.00000
A-3	234.000	AAA/AAA	2.81	05/19	12/20	IS+55	1.501	1.49	99.98260
A-4	125.000	AAA/AAA	3.91	10/19	01/22	IS+65	1.849	1.84	99.99277
B	21.160	AA/AA	4.00	10/19	08/22	IS+95	2.169	2.15	99.96450

Ticker:	WOART 2015-B	Registration:	SEC Registered
Expected Ratings:	S&P/Fitch	Expected Pxg:	Priced
Pxg Speed:	1.3% ABS, 10% Call	Expected Settle:	10/14/15
Min Denoms:	$1K x $1K	Bill & Deliver:	J.P. Morgan

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The depositor has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the Securities and Exchange Commission for more complete information about the depositor, the issuing entity, and this offering. You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free (866) 669-7629.